CONSENT OF SF PARTNERSHIP, LLP CHARTERED ACCOUNTANTS

The undersigned, SF Partnership LLP, hereby consents to the use of our name and the use of our opinion dated March 27, 2006, except as to Note 12 which is as of October 10, 2006 on the financial statements of Silver Dragon Resources Inc., and Subsidiaries as at December 31, 2005 included in the registration statement being filed with the Securities and Exchange Commission by Silver Dragon Resources Inc., and Subsidiaries on Form SB-2 dated March 21, 2007.

/s/ SF Partnership LLP
CHARTERED ACCOUNTANTS

Toronto, Ontario
March 21, 2007